Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Fourth Quarter and Full Year 2023 Results
•Fourth Quarter 2023 Financial Results:
◦Revenue of $1,035 million
◦Reported Net Loss of $141 million, Adjusted Net Income of $39 million
◦Adjusted EBITDA of $165 million or 15.9% of Revenue
◦Reported EPS of $(0.29), Adjusted EPS of $0.08
◦Net leverage ratio of 5.6x Adjusted EBITDA
•Full Year 2023 Financial Results:
◦Revenue of $4,417 million
◦Reported Net Loss of $1,231 million, Adjusted Net Income of $439 million
◦Adjusted EBITDA of $979 million or 22.2% of Revenue
◦Reported EPS of $(2.50), Adjusted EPS of $0.89
•Full Year 2024 Guidance:
◦Revenue of $4,450 to $4,540 million
◦Reported Net Loss of $17 to $62 million, Adjusted EBITDA of $960 to $1,010 million
◦Reported EPS of $(0.12) to $(0.03), Adjusted EPS of $0.87 to $0.95
◦Guidance includes full year contribution of the company's aqua business and does not consider contribution from expected launches of three blockbuster-potential products
•Announced strategic restructuring impacting approximately 420 personnel, resulting in a charge to 2024 reported results of $50 to $55 million and generating approximately $30 to $35 million in annualized savings, which the company plans to reinvest in more significant value creation opportunities

GREENFIELD, IN (February 26, 2024) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year 2023 and provided initial guidance both for the first quarter and full year 2024.

“Elanco ended 2023 with momentum, returning to constant currency revenue growth for the full year and delivering 5% growth in the fourth quarter, primarily driven by our farm animal business, innovation revenue and price growth,” said Jeff Simmons, President and CEO of Elanco Animal Health. "While we exceeded our sales expectations and demonstrated strong operating expense management in the fourth quarter, adjusted EBITDA was adversely impacted by approximately $18 million of unexpected items, primarily the significant devaluation of the Argentinian peso that occurred in December of 2023. Over the past year, we have enhanced our commercial infrastructure to support future growth, doubled year over year innovation sales, returned to revenue growth and taken actions to accelerate debt paydown."

Simmons continued, “As we look at 2024, we expect our existing portfolio to deliver constant currency revenue growth of 1% to 3%, with both pet health and farm animal expected to contribute to growth. We remain encouraged by our three late-stage pipeline products under regulatory review that have a path toward approval in the first half of 2024 and would be additive to our topline expectations in the second half of the year. Continuing our efforts to improve efficiency, today we announced a strategic restructuring to continue the shift of our investments into more significant value creation areas. We are investing to enhance our launch efforts, prioritizing cash flow improvements and meaningfully reducing leverage, from both our improving free cash flow and the expected sale of our aqua business. We believe that the investments we are making in 2024 will provide the foundation to enable sustained revenue growth over the medium and long term.”

Financial Highlights

Fourth Quarter Results (dollars in millions, except per share amounts)	2023	2022	Change (%)	CC Change(1) (%)

Pet Health	$416	$420	(1)%	(1)%
Farm Animal	$610	$552	10%	10%
Cattle	$249	$222	12%	11%
Poultry	$220	$187	18%	19%
Swine	$98	$100	(2)%	(3)%
Aqua	$43	$43	0%	(5)%
Contract Manufacturing	$9	$13	(31)%	(28)%
Total Revenue	$1,035	$985	5%	5%
Reported Net Loss	$(141)	$(55)	(156)%
Adjusted EBITDA	$165	$172	(4)%
Reported EPS	$(0.29)	$(0.11)	(164)%
Adjusted EPS	$0.08	$0.19	(58)%

Full Year Results (dollars in millions, except per share amounts)	2023	2022	Change (%)	CC Change(1) (%)

Pet Health	$2,104	$2,138	(2)%	(1)%
Farm Animal	$2,271	$2,219	2%	4%
Cattle	$949	$944	1%	2%
Poultry	$765	$716	7%	10%
Swine	$382	$384	(1)%	1%
Aqua	$175	$175	0%	(2)%
Contract Manufacturing	$42	$54	(22)%	(21)%
Total Revenue	$4,417	$4,411	0%	1%
Reported Net Loss	$(1,231)	$(78)
Adjusted EBITDA	$979	$1,017	(4)%
Reported EPS	$(2.50)	$(0.16)
Adjusted EPS	$0.89	$1.11	(20)%
(1) CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.
Numbers may not add due to rounding.

Fourth Quarter Results:
In the fourth quarter of 2023, revenue was $1,035 million, an increase of 5% on both a reported and constant currency basis, compared with the fourth quarter of 2022.

Pet Health revenue was $416 million, a decrease of 1% on both a reported and constant currency basis, with a 3% increase from price in the quarter. The year over year constant currency decline in the fourth quarter was primarily driven by continued competitive pressure on certain products in the U.S. veterinary channel, partially offset by increased price, increased contribution from innovation products, and increased demand for Seresto® globally compared to the fourth quarter of 2022. The Advantage® Family of products and Seresto contributed revenue of $75 million and $42 million, respectively.

Farm Animal revenue was $610 million, an increase of 10% on both a reported and constant currency basis, with a 4% increase from price. The year over year constant currency growth in the fourth quarter was primarily driven by strength in poultry globally, revenue from new products, led by Experior®, strong global demand for Rumensin®, resupply of cattle vaccines in the quarter and increased price, partially offset by continued declines in international swine and sheep.

Gross profit was $519 million, or 50.1% of revenue in the fourth quarter of 2023. Gross profit as a percent of revenue declined 440 bps, primarily driven by planned reduced throughput at certain manufacturing sites in an effort to reduce balance sheet inventory and improve cash conversion, unfavorable manufacturing performance including inflation, and higher affiliate expenses including a recently implemented higher import duty rate in Argentina, partially offset by increased price.

Total operating expense was $371 million for the fourth quarter of 2023. Marketing, selling and administrative expenses decreased 3% to $292 million, and research and development expenses decreased 1% to $79 million. The decrease in total operating expenses was primarily driven by lower promotional spend and savings associated with the completion of the ERP system implementation in the second quarter of 2023, partially offset by higher employee related expenses.

Asset impairment, restructuring, and other special charges were $36 million in the fourth quarter of 2023, compared to $32 million in the fourth quarter of 2022. Charges recorded in the fourth quarter of 2023 primarily related to a $26 million non-cash write-down of an asset associated with a long-term manufacturing and supply agreement, and, to a lesser degree, costs associated with the implementation of new systems, programs, and processes due to the integration of Bayer. Charges recorded in the fourth quarter of 2022 primarily related to costs associated with the implementation of new systems, programs, and processes due to the integration of Bayer.

Net interest expense was $67 million on both a reported and adjusted basis in the fourth quarter of 2023, an increase of 8% on a reported basis and 10% on an adjusted basis as compared to the fourth quarter of 2022. The increase was driven by the impact of higher interest rates.

Other expense was $34 million in the fourth quarter of 2023 on a reported basis, compared to $21 million in the fourth quarter of 2022. Other expense recorded in the fourth quarter of 2023 included a $12.5 million accrual for a possible resolution or settlement relating to a previously disclosed matter with the SEC, as well as the impact from foreign currency transaction losses, which were most prominent for our Argentina subsidiary. Other expense recorded in the fourth quarter of 2022 primarily consisted of the impact from foreign currency transaction losses.

The reported effective tax rate was negative 11.1% in the fourth quarter of 2023 compared to 39.2% in the fourth quarter of 2022. The effective tax rate in the fourth quarter of 2023 was impacted by a net increase in the valuation allowances recorded on certain deferred tax assets and unfavorable return to provisions adjustments, partially offset by the benefit of certain refundable state income tax credits. The adjusted effective tax rate was 39.7% in the fourth quarter of 2023 as compared to negative 23.8% in the fourth quarter of 2022.

Net loss for the fourth quarter of 2023 was $141 million and $0.29 per diluted share on a reported basis, compared with a net loss of $55 million and $0.11 per diluted share for the same period in 2022. On an adjusted basis, net income for the fourth quarter of 2023 was $39 million, as compared to $94 million for the fourth quarter of 2022, or $0.08 per diluted share, as compared to $0.19 per diluted share for the same period in 2022.

Adjusted EBITDA was $165 million in the fourth quarter of 2023, a decrease of 4% compared to the fourth quarter of 2022. Adjusted EBITDA as a percent of revenue was 15.9% compared with 17.5% for the fourth quarter of 2022, a decrease of 160 basis points.

Working Capital and Balance Sheet
Cash provided by operations was $157 million in the fourth quarter of 2023 compared to $13 million in the fourth quarter of 2022. The increase in cash from operations in the fourth quarter of 2023 reflects improvements in net working capital, specifically inventory and more efficient collections, partially offset by lower net income compared to the fourth quarter of 2022.

As of December 31, 2023, Elanco’s net leverage ratio was 5.6x adjusted EBITDA, down slightly from 5.7x as of September 30, 2023.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information tables later in this press release.

Select Business Highlights Since the Last Earnings Call
•Announced sale of aqua business to Merck Animal Health for approximately $1.3 billion, with the transaction expected to close around midyear. The company plans to use expected after-tax proceeds of $1.05 billion to $1.1 billion for debt paydown. With the proceeds and expected improvement in free cash flow from the business, Elanco expects to end 2024 with net debt to adjusted EBITDA in the mid-4x range, and end 2025 in the high-3x to low-4x range.
•Completed capacity expansion for supply of Canine Parvovirus Monoclonal Antibody (CPMA).
•Completed regulatory submissions for approval of Zenrelia™ in several markets including the European Union, United Kingdom and Australia.
•Announced restructuring intended to reallocate resources to more significant value creation opportunities, which is expected to:
◦Shift resources from Farm Animal to Pet Health across the international business as the company drives adoption of innovation products and prepares to globalize its potential blockbuster products currently under regulatory review;
◦Capitalize on efficiencies resulting from our completed ERP system integration and concentrate roles into strategic locations;
◦Transition our business models to distribution or other third-party models in certain markets, notably Argentina;
◦Result in net savings of $20 to $25 million primarily in compensation and benefits in 2024, which is expected to be reinvested in areas with greater earnings potential, annualizing to $30 to $35 million of savings in 2025 and beyond; and,
◦Result in charges of $50 to $55 million, including $40 to $45 million for severance in connection with the restructuring of approximately 420 personnel, to be recorded in the first quarter of 2024. The estimated cash impact is expected to be $30 million to $35 million in 2024, and approximately $10 million in 2025.

Financial Guidance
Elanco is providing financial guidance for the full year 2024, summarized in the following table, subject to the assumptions described below:

2024 Full Year (dollars in millions, except per share amounts)	Guidance

Revenue	$4,450	to	$4,540
Reported Net Loss	$(62)	to	$(17)
Adjusted EBITDA	$960	to	$1,010
Reported Loss per Share	$(0.12)	to	$(0.03)
Adjusted Earnings per Share	$0.87	to	$0.95

The company anticipates revenue between $4,450 million and $4,540 million, with a headwind of approximately $5 million from the unfavorable impact of foreign exchange rates compared to prior year, resulting in expected constant currency revenue growth of 1% to 3%, with growth expected in both pet health and farm animal. The guidance includes the full year contribution of the company's aqua business and does not consider contribution from expected launches of new products (Credelio QuattroTM, ZenreliaTM, Bovaer®) in 2024. Constant currency growth in 2024 is expected to be driven by increased price, increased sales of launched innovation products and increased OTC pet retail demand globally, partially offset by continued competitive pressure in the U.S. pet health veterinary market and strategic business model changes including changes to go-to-market models in certain countries, exiting low margin distribution agreements, and expiring contract manufacturing agreements.
2024 guidance includes a slight decline in gross margin, as benefits from revenue growth are expected to be more than offset by the impact of actions to reduce manufacturing throughput to reduce balance sheet inventory and improve net working capital. The gross margin headwinds from the plant slowdowns the company experienced in the second half of 2023 are expected to continue in the first half of 2024, improve in the third quarter and shift to a tailwind in the fourth quarter of 2024.

Operating expenses are expected to increase 2% to 4% in 2024 driven by higher employee related expenses and increased investment in commercial capabilities to support our pet health business globally, primarily in the first half of the year. The restructuring announced today is expected to deliver savings primarily in the second half of the year.

“Elanco is taking actions to improve our earnings potential and leverage profile. In 2024, the cadence of gross margin and operating expense dynamics within the year are expected to result in a decline in the first half the year and increase in the second half of the year for both adjusted EBITDA and adjusted EPS,” said Todd Young, Executive Vice President and CFO of Elanco Animal Health. "Improvement in net working capital and reduced project cash costs are expected to meaningfully improve our cash for debt paydown to $280 to $320 million in 2024. This, paired with the anticipated proceeds from the sale of the aqua business, is expected to allow us to reduce leverage to the mid-4x range by the end of the year."

The aqua transaction is expected to close around midyear 2024. In 2023, the aqua business contributed approximately $175 million in revenue and approximately $92 million in adjusted EBITDA, excluding the allocation of corporate costs. The expected debt payment with proceeds from the sale of the aqua business is expected to result in reduced interest expense of approximately $65 million, or $0.11 of EPS, annually. The company expects to update guidance on its quarterly cadence once the transaction has closed.

2024 First Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,160	to	$1,185
Reported Net Loss	$(34)	to	$(13)
Adjusted EBITDA	$255	to	$275
Reported Loss per Share	$(0.07)	to	$(0.03)
Adjusted Earnings per Share	$0.25	to	$0.28

As previously reported in 2023, as a result of the ERP system go-live in April 2023, the company experienced sales order processing blackout periods on legacy Bayer products in the second quarter of 2023. As a result, the company reported a shift of approximately $90 million to $110 million of revenue, $70 million to $90 million of adjusted EBITDA and $0.11 to $0.14 of adjusted EPS into the first quarter of 2023 that would otherwise have been expected in the second quarter of 2023. This significant shift in timing in 2023 impacts the growth rates implied from the company's guidance for the first quarter of 2024.

In the first quarter, the company expects revenue between $1,160 million and $1,185 million, with a headwind of approximately $5 million from the impact of foreign exchange rates compared to prior year. Excluding the estimated impact of the ERP system integration, the company expects constant currency revenue growth of 1% to 3%.

The financial guidance reflects foreign exchange rates as of the beginning of February. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review fourth quarter and full year 2023 financial and operational results, provide financial guidance for the full year and first quarter of 2024, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2024 full year and first quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D) and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuation in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence (AI) in our business;
•our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility, changes in our credit ratings that lead to higher borrowing expenses and may restrict access to credit and changes in interest rates that may adversely affect our earnings and cash flows;
•changes in interest rates;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to our presence in foreign markets;
•risks related to currency rate fluctuations;

•risks related to underfunded pension plan liabilities;
•our current plans not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to certain governance provisions in our constituent documents;
•risks related to tax expense or exposure;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to the modification of foreign trade policy;
•the impact of litigation, regulatory investigations, and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information; and
•risks related to environmental, health and safety laws and regulations.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Elanco Animal Health Incorporated
Unaudited Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$1,035	$985	$4,417	$4,411
Costs, expenses, and other:
Cost of sales	516	448	1,931	1,913
Research and development	79	80	327	321
Marketing, selling, and administrative	292	302	1,285	1,265
Amortization of intangible assets	138	130	548	528
Asset impairment, restructuring, and other special charges	36	32	127	183
Goodwill impairment	—	—	1,042	—
Interest expense, net of capitalized interest	67	62	277	241
Other expense, net	34	21	75	32
Loss before income taxes	$(127)	$(90)	$(1,195)	$(72)
Income taxes	14	(35)	36	6
Net loss	$(141)	$(55)	$(1,231)	$(78)
Loss per share:
Basic	$(0.29)	$(0.11)	$(2.50)	$(0.16)
Diluted	$(0.29)	$(0.11)	$(2.50)	$(0.16)
Weighted average shares outstanding:
Basic	492.8	488.5	492.3	488.3
Diluted	492.8	488.5	492.3	488.3

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, goodwill and other asset impairments, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, goodwill and other asset impairments, gains on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define adjusted EPS as adjusted net income divided by the number of weighted-average shares outstanding for the periods ended December 31, 2023 and 2022.
We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended December 31, 2023 and 2022, to selected Non-GAAP adjusted information:

	Three months ended December 31, 2023			Three months ended December 31, 2022
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Amortization of intangible assets	$138	$138	$—	$130	130	$—
Asset impairment, restructuring and other special charges (1)	$36	$36	$—	$32	$32	$—
Interest expense, net of capitalized interest (2)	$67	$—	$67	$62	$1	$61
Other expense, net (3)	$34	$18	$16	$21	$3	$18
(Loss) income before taxes	$(127)	$192	$65	$(90)	$165	$76
Income tax expense (benefit) (4)	$14	$(12)	$26	$(35)	$(17)	$(18)
Net (loss) income	$(141)	$180	$39	$(55)	$148	$94
(Loss) earnings per share:
basic	$(0.29)	$0.37	$0.08	$(0.11)	$0.30	$0.19
diluted	$(0.29)	$0.37	$0.08	$(0.11)	$0.30	$0.19
Adjusted weighted average shares outstanding:
basic	492.8	492.8	492.8	488.5	488.5	488.5
diluted (5)	492.8	494.9	494.9	488.5	492.6	492.6
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to reported GAAP measures for the three months ended December 31, 2023 and 2022, include the following:
(1)Adjustments of $36 million for the three months ended December 31, 2023, related primarily to a $26 million impairment of a contract asset we initially recorded in 2022 related to a long-term manufacturing and supply agreement, in addition to charges primarily associated with integration efforts and external costs related to the acquisition of Bayer Animal Health. Adjustments of $32 million for the three months ended December 31, 2022, related primarily to $28 million of charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health and KindredBio, in addition to asset impairments and the write-off of a receivable associated with a previous R&D collaboration arrangement.
(2)The adjustment of $1 million for the three months ended December 31, 2022, related to a debt extinguishment loss recorded in connection with the early repayment of our Term Loan B.
(3)The adjustments of $18 million for the three months ended December 31, 2023, primarily related to an accrual for a possible resolution or settlement relating to a previously disclosed matter with the SEC ($12.5 million), a write-off of an acquisition-related tax indemnification receivable from Bayer ($10 million) and the impact of hyperinflationary accounting in Turkey ($5 million), partially offset by decreases related to contingent consideration payable to NutriQuest, LLC (NutriQuest) ($8 million). The adjustment of $3 million for the three months ended December 31, 2022 related to a contribution to The Elanco Foundation.
(4)Adjustments of $12 million for the three months ended December 31, 2023, represented the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($80 million). Adjustments of $17 million for the three months ended December 31, 2022, represented the income tax expense associated with the adjusted items discussed above and a net tax benefit associated with the sale of the Speke manufacturing site ($12 million), partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($69 million).
(5)During the three months ended December 31, 2023 and 2022, we reported a GAAP net loss and thus, potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted-average shares outstanding for purposes of calculating adjusted EPS include 2.1 million and 4.1 million, respectively, of common stock equivalents.

	Three Months Ended December 31,
	2023	2022
As reported diluted EPS	$(0.29)	$(0.11)
Amortization of intangible assets	0.28	0.26
Asset impairment, restructuring and other special charges	0.07	0.06
Interest expense, net of capitalized interest	—	0.00
Other expense, net	0.04	0.01
Subtotal	0.39	0.34
Tax impact of adjustments (1)	(0.02)	(0.03)
Total adjustments to diluted EPS	$0.37	$0.30

Adjusted diluted EPS (2)	$0.08	$0.19
Numbers may not add due to rounding.
(1) 2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.16 per share). 2022 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.14 per share).
(2) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the year ended December 31, 2023 and 2022, to Selected Non-GAAP Adjusted information:

	Twelve months ended December 31, 2023			Twelve months ended December 31, 2022
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1)	$1,931	$2	$1,929	$1,913	$—	$1,913
Amortization of intangible assets	$548	$548	$—	$528	$528	$—
Asset impairment, restructuring and other special charges (2)	$127	$127	$—	$183	$183	$—
Goodwill impairment	$1,042	$1,042	$—	$—	$—	$—
Interest expense, net of capitalized interest (3)	$277	$—	$277	$241	$20	$221
Other expense, net (4)	$75	$42	$33	$32	$2	$30
(Loss) income before taxes	$(1,195)	$1,761	$566	$(72)	$733	$661
Income tax expense (5)	$36	$(91)	$127	$6	$(111)	$117
Net (loss) income	$(1,231)	$1,670	$439	$(78)	$622	$544
(Loss) earnings per share:
basic	$(2.50)	$3.39	$0.89	$(0.16)	$1.27	$1.11
diluted	$(2.50)	$3.39	$0.89	$(0.16)	$1.26	$1.11
Adjusted weighted average shares outstanding:
basic	492.3	492.3	492.3	488.3	488.3	488.3
diluted (6)	492.3	493.7	493.7	488.3	492.2	492.2
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to reported GAAP measures for the year ended December 31, 2023 and 2022, include the following:
(1)Adjustments of $2 million for the year ended December 31, 2023, related to the amortization of inventory fair value adjustments recorded from the acquisition of certain assets of NutriQuest and NutriQuest Brazil.
(2)Adjustments of $127 million for the year ended December 31, 2023, primarily related to charges associated with the integration efforts and external costs related to the acquisition of Bayer Animal Health ($93 million), a $26 million impairment of a contract asset we initially recorded in 2022 related to a long-term manufacturing and supply agreement and the write-down of certain indefinite-lived intangible assets, primarily due to increases in discount rates. Adjustments of $183 million for the year ended December 31, 2022, primarily related to charges associated with the integration efforts and external costs related to the acquisition of Bayer Animal Health ($105 million), an impairment charge related to acquired IPR&D with no alternative future use that we recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million) and the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($22 million), partially offset by adjustments from the reversal of severance accruals ($9 million).
(3)Adjustments of $20 million for the year ended December 31, 2022, related to debt extinguishment losses recorded in connection with the partial early extinguishment of our 4.272% Senior Notes due August 28, 2023, and the early repayment of our Term Loan B.

(4)Adjustments of $42 million for the year ended December 31, 2023, primarily related to settlement provisions recorded in 2023 related to the Seresto class action lawsuits ($15 million) and for a possible resolution or settlement relating to a previously disclosed matter with the SEC ($12.5 million), as well as a write-off of an acquisition-related tax indemnification receivable from Bayer ($10 million) and the impact of hyperinflationary accounting in Turkey ($7 million), partially offset by decreases in contingent consideration payable to NutriQuest ($4 million). Adjustments of $2 million for the year ended December 31, 2022, primarily related to a contribution to The Elanco Foundation ($3 million) and the impact of hyperinflationary accounting related to Turkey ($4 million), partially offset by the gain recognized on the disposal of the microbiome R&D platform ($3 million) and up-front payments received in relation to license and asset assignment agreements ($2 million).
(5)Adjustments of $91 million for the year ended December 31, 2023, represent the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($93 million). Adjustments of $111 million for the year ended December 31, 2022, represent the income tax expense associated with the adjusted items discussed above, the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to an interest rate swap settlement ($17 million) and a net tax benefit associated with the sale of the Speke, U.K. manufacturing site ($12 million), partially offset by as increase in the valuation allowance recorded against our deferred tax assets during the period ($62 million).
(6)During the years ended December 31, 2023 and 2022, we reported a GAAP net loss and thus, potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted-average shares outstanding for purposes of calculating adjusted EPS include 1.4 million and 3.9 million, respectively, of common stock equivalents.

	Twelve Months Ended December 31,
	2023	2022
As reported diluted EPS	$(2.50)	$(0.16)
Cost of sales	0.00	—
Amortization of intangible assets	1.11	1.07
Asset impairment, restructuring and other special charges	0.26	0.37
Goodwill impairment	2.11	—
Interest expense, net of capitalized interest	—	0.04
Other expense, net	0.09	0.00
Subtotal	$3.57	$1.49
Tax impact of adjustments (1)	(0.18)	(0.23)
Total adjustments to diluted EPS	$3.39	$1.26

Adjusted diluted EPS (2)	$0.89	$1.11
Numbers may not add due to rounding.
(1) 2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.19 per share). 2022 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.13 per share).
(2) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP net income (loss) for the three and twelve months ended December 31, 2023 and 2022, to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Reported net loss	$(141)	$(55)	$(1,231)	$(78)
Net interest expense	67	62	277	241
Income tax expense (benefit)	14	(35)	36	6
Depreciation and amortization	171	169	694	682
EBITDA	$111	$141	$(224)	$851
Non-GAAP Adjustments:
Cost of sales	$—	$—	$2	$—
Asset impairment, restructuring and other special charges	36	32	127	183
Goodwill impairment	—	—	1,042	—
Other expense, net	18	3	42	2
Accelerated depreciation and amortization(1)	—	(4)	(10)	(19)
Adjusted EBITDA	$165	$172	$979	$1,017
Adjusted EBITDA Margin	15.9%	17.5%	22.2%	23.1%
Numbers may not add due to rounding.
(1) Represents depreciation and amortization of certain assets that was accelerated during the periods presented. These assets became fully depreciated and amortized during the second quarter of 2023. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges, but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.
The following is a reconciliation of gross debt to net debt as of December 31, 2023:

Long-term debt	$5,736
Current portion of long-term debt	38
Less: Unamortized debt issuance costs	(50)
Total gross debt	5,824
Less: Cash and cash equivalents	352
Net Debt	$5,472

Elanco Animal Health Incorporated
2024 Full Year and First Quarter Guidance
Reconciliation of 2024 full year reported EPS guidance to 2024 adjusted EPS guidance is as follows:

	Full Year 2024 Guidance
Reported loss per share	$(0.12)	to	$(0.03)
Amortization of intangible assets	Approx. $1.11
Asset Impairment, restructuring and other special charges	$0.07	to	$0.15
Subtotal	$1.18	to	$1.26
Tax impact of adjustments	$(0.26)	to	$(0.19)
Total adjustments to EPS	$0.99	to	$1.00
Adjusted earnings per share(1)	$0.87	to	$0.95
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2024 reported net loss to 2024 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2024 Guidance
Reported net loss	$(62)	to	$(17)
Net interest expense	Approx. $280
Income tax expense	$(17)	to	$29
Depreciation and amortization	Approx. $685
EBITDA	$886	to	$976
Non-GAAP Adjustments
Asset impairment, restructuring and other special charges	Approx. $50
Adjusted EBITDA	$960	to	$1,010
Adjusted EBITDA margin	21.6%	to	22.2%
Numbers may not add due to rounding.

Reconciliation of 2024 first quarter reported EPS guidance to 2024 first quarter adjusted EPS guidance is as follows:

	First Quarter 2024 Guidance
Reported loss per share	$(0.07)	to	$(0.03)
Amortization of intangible assets	Approx. $0.28
Asset impairment, restructuring and other special charges	$0.09	to	$0.11
Subtotal	$0.37	to	$0.39
Tax impact of adjustments	$(0.07)	to	$(0.06)
Total adjustments to EPS	$0.31	to	$0.32
Adjusted earnings per share(1)	$0.25	to	$0.28
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2024 first quarter reported net income (loss) to 2024 first quarter adjusted EBITDA guidance is as follows:

$ millions	First Quarter 2024 Guidance
Reported net loss	$(34)	to	$(13)
Net interest expense	Approx. $70
Income tax expense	$(2)	to	$7
Depreciation and amortization	Approx. $170
EBITDA	$203	to	$232
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $50
Adjusted EBITDA	$255	to	$275
Adjusted EBITDA margin	22.0%	to	23.2%
Numbers may not add due to rounding.